Exhibit 10.21

Execution Copy

As of January 20, 2011

Mr. Kevin Bottomley

C/o: Danvers Bancorp, Inc.

One Conant Street

Danvers, MA 01923

Dear Kevin:

In connection with the anticipated merger (the “Merger”) among People’s United Financial, Inc. (the “Acquiror”) and Danvers Bancorp, Inc. (the “Seller”) contemplated by the Agreement and Plan of Merger, dated as of January 20, 2011 (the “Merger Agreement”), the Acquiror, People’s United Bank (the “Acquiror Bank”) (Acquiror and Acquiror Bank are referred to collectively herein as the “Buyer”) and you are hereby entering into this Consulting Agreement (this “Agreement”).

The parties agree and acknowledge that this Agreement shall become effective as of the “Closing Date” (as defined in the Merger Agreement) and that this Agreement does not supersede or modify the Settlement Agreement between you, Buyer, Seller and Danversbank (the “Seller Bank”) attached to the Merger Agreement, to be entered into in anticipation of the closing of the Merger (the “Settlement Agreement”). In the event that the “Effective Time” (as defined in the Merger Agreement) does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect.

1. Consulting Arrangement. Buyer shall engage your services as a consultant on the terms and conditions set forth in this Agreement. The term of this arrangement shall be for a period of two years commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Consulting Period”), unless sooner terminated in accordance with this Agreement.

2. Services. You have agreed to provide such consulting and advisory services to Buyer and its affiliates (as used herein, “affiliates” includes Acquiror Bank, Seller Bank, their affiliates and subsidiaries) during the Consulting Period as Buyer and its affiliates shall reasonably request of you, with reasonable advance notice to you (your “Services”). Without limiting the generality of the foregoing, it is understood that the Services will include such tasks and responsibilities as the Buyer and its affiliates shall reasonably request (consistent with the limitation set forth in the next sentence) to assist Buyer in the integration of the businesses of Swordfish and Swordfish Bank. It is acknowledged, however, that the Services will not require you to provide services in excess of 20% of the average bona fide services performed for Swordfish and Swordfish Bank over the thirty-six (36) months preceding the Closing Date and therefore will not preclude you from experiencing a “separation from service”, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as of the Closing Date. During the Consulting Period, the Buyer shall provide you with office space and administrative support in order for you to perform the Services.

3. Independent Contractor Status. You shall perform the Services as an independent contractor, and not as an employee, agent or representative of Buyer or any of its affiliates. Unless authorized in writing by Buyer, you shall not have the power or authority to act on behalf of, or bind in any way, Buyer or any of its affiliates.

4. Fees.

(a) Consulting Fees. Beginning on the Closing Date and continuing through the Consulting Period, Buyer will pay to you in arrears a monthly consulting fee at an annualized rate of Two Hundred Thousand Dollars ($200,000) (“Consulting Fees”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, as an independent contractor you will not be permitted to participate in any benefit plan, program or arrangement of Buyer by virtue of the provision of your Services (although you will have rights under the applicable compensation or benefit plans of Buyer and its affiliates pursuant to the Settlement Agreement or in your capacity as a member of the board of directors of Acquiror or Acquiror Bank, and no payment made pursuant to this Agreement shall be taken into account in computing any compensation or benefits under any such plan, program or arrangement or Settlement Agreement.

(b) Expense Reimbursement. Upon submission of the appropriate documentation and in accordance with Buyer policies, Buyer will promptly reimburse you for your reasonable business expenses, incurred during the Consulting Period in connection with your performance of the Services.

(c) Automobile. If Seller or Seller Bank owns the automobile to which you have been granted exclusive use immediately prior to the Effective Time, then as of the Closing Date, ownership and title of such automobile utilized by you shall be transferred to you free of any encumbrances. If Seller or Seller Bank leases the automobile to which you have been granted exclusive use immediately prior to the Effective Time, then Seller or Seller Bank shall pay an amount sufficient to purchase ownership and title, clear of any encumbrances, of such automobile under the terms of the applicable lease shall be paid and ownership and title, absent any encumbrances, shall be transferred to you as of the Closing Date.

5. Termination of Consulting Arrangement. The parties hereto expect this consulting arrangement to continue for the full term of the Consulting Period. The Buyer may, however, choose to end the arrangement prior to the end of the Consulting Period, subject to the following provisions:

(a) Termination By Buyer. Buyer may provide notice and terminate this engagement at any time during the Consulting Period with or without Cause. If the consulting arrangement is terminated without Cause, Buyer will be obligated to pay you the Consulting Fees for the remainder of the Consulting Period. If the consulting arrangement is terminated for Cause, Buyer’s obligation to pay any remaining Consulting fees hereunder will cease immediately. For purposes of this Agreement, Cause shall exist based upon your action or omission constituting: (i) gross negligence or willful misconduct that is demonstrably and materially injurious to Buyer; (ii) fraud, misappropriation of funds or other assets or theft that, in each case, is either in connection with the performance of Services or demonstrably and materially injurious to Buyer; (iii) willful breach of fiduciary duty or a willful dishonest act that, in each case, is demonstrably and materially injurious to Buyer; (iv) a willful and material breach of your obligations contained in this Agreement, including the willful and material failure or refusal to perform the Services or Section 6; or (v) a conviction or plea of guilty or nolo contendere to a felony.

(b) Automatic Termination of the Agreement. The engagement shall terminate automatically upon your death. If termination of the consulting arrangement occurs for this reason, Buyer will be obligated to pay your estate any unpaid Consulting Fees within ten business days following the date it receives notice of your death.

(c) Mutual Agreement. You and Buyer may mutually agree in writing at any time to terminate the engagement, and the terms of that termination.

6. Confidentiality. You shall hold for the benefit of Buyer and its affiliates and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Buyer and its affiliates and their businesses (including without limitation information about their respective clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your engagement by Buyer, provided, however, that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by you or one of your representatives (“Confidential Information”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to Buyer and its affiliates, and that such information gives Buyer and its affiliates a competitive advantage. Upon termination of your engagement hereunder, you shall surrender immediately to Buyer, except as specifically provided otherwise herein, all Confidential Information and all other property of Buyer and its affiliates in your possession and all property made available to you in connection with your engagement by Buyer. Notwithstanding the foregoing provisions, if you are required to disclose any such Confidential Information pursuant to applicable law or a subpoena or court order, you shall promptly notify Buyer in writing of any such requirement, unless you are requested not to do so by any governmental official or are otherwise prohibited from doing so by law, so that Buyer and/or its affiliate(s) may seek an appropriate protective order or other appropriate remedy. You shall reasonably cooperate with Buyer (at Buyer’s expense) to obtain such protective order or other remedy.

7. Enforcement Provisions. You and Buyer understand and agree to the following provisions regarding enforcement of this Agreement:

(a) Governing Law. The Agreement is governed by and is to be construed under the laws of the State of Connecticut, without regard to conflict of laws rules.

(b) Equitable Remedies. A breach of Section 6 of this Agreement will cause Buyer and/or its affiliates irreparable harm, and Buyer and its affiliates will therefore be entitled to (in addition to any monetary damages available to them) issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach, and also to cease paying you any further Consulting Fees, whether or not accrued.

(c) No Waiver. Failure of you or Buyer or its affiliates to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(d) Severability. You and Buyer further agree that the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

8. Application of Policies. During the Consulting Period, the general policies and practices of Buyer and its affiliates (as such policies may exist from time to time) that are generally applicable to similarly situated consultants of Buyer will apply to you with the same force and effect.

9. Taxes. As a consultant and independent contractor of Buyer, you will be responsible for, and will duly and timely comply with, all applicable laws relating to, the collection, payment, reporting and remittance of any and all Federal, state or local taxes, charges or fees (“Taxes”) resulting from the receipt of amounts described in this Agreement. Neither Buyer nor any of its affiliates shall be liable for any Taxes resulting from the receipt of amounts described in this Agreement, or your failure to comply with applicable laws.

10. Additional Obligations of Consultant. You agree to the following:

(a) You shall immediately notify Buyer if you have committed, been convicted of, pled guilty to or entered into a pre-trial diversionary program regarding any criminal offense involving dishonesty, breach of trust or money laundering, as those terms are defined by the Statement of Policy of the Federal Deposit Insurance Corporation.

(b) All Services will be performed with promptness and diligence, in accordance with generally recognized professional practices and standards as well as with standards and procedures established by Buyer or its affiliates from time to time.

11. Entire and Final Agreement. This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein (including, but not limited to all correspondence, memoranda and term sheets), and it contains the entire agreement of the parties relating to the payments and benefits that you are entitled to receive as a Consultant. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in writing, signed by you and a duly authorized officer of Buyer. Notwithstanding the foregoing, this Agreement will have no effect on the Settlement Agreement.

12. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Buyer without your prior written consent, to a person or entity other than an affiliate or parent entity of Buyer or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Buyer with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Buyer hereunder.

13. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

14. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to Buyer:

Peoples United Financial, Inc.

Bridgeport Center

850 Main Street

P.O. BOX 1580

Bridgeport, CT 06604

Attn: Robert Trautmann, General Counsel

Fax: (203) 338-3600

If to you:

At the most recent address on file with Buyer.

15. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning one original copy of this letter to Buyer, whereupon this will constitute our agreement on the subject.

People’s United Financial, Inc.

By:
Name:	David K. Norton
Title:	Senior Executive Vice President
Date:	As of January 20, 2011

ACCEPTED AND AGREED TO:
Kevin T. Bottomley
Date: As of January 20, 2011

[Kevin T. Bottomley Consulting Agreement Signature Page]

If the foregoing is satisfactory, please so indicate by signing and returning one original copy of this letter to Buyer, whereupon this will constitute our agreement on the subject.

People’s United Financial, Inc.

By:
Name:	David K. Norton
Title:	Senior Executive Vice President
Date:	As of January 20, 2011

ACCEPTED AND AGREED TO:

Kevin T. Bottomley
Date: As of January 20, 2011

[Kevin T. Bottomley Consulting Agreement Signature Page]